Exhibit (d)(9)

AMENDED ADVISORY FEE SCHEDULE

The Advisory Fee Schedule in paragraph 4 of the Advisory Agreement is amended as follows:

ADVISORY FEE SCHEDULE

FUND	MONTHLY FEE RATE
1/12 of 1.00%
ICON Materials Fund	1/12 of 1.00%
ICON Consumer Discretionary Fund	1/12 of 1.00%
ICON Energy Fund	1/12 of 1.00%
ICON Financial Fund	1/12 of 1.00%
ICON Healthcare Fund	1/12 of 1.00%
ICON Consumer Staples Fund	1/12 of 1.00%
ICON Information Technology Fund	1/12 of 1.00%
ICON Utilities Fund	1/12 of 1.00%
ICON Industrials Fund	1/12 of 1.00%
ICON Asia-Pacific Region Fund	1/12 of 1.00%
ICON International Equity Fund	1/12 of 1.00%
ICON Europe Fund	1/12 of 1.00%
ICON Risk-Managed Equity Fund	1/12 of 1.00%
ICON Long/Short Fund	1/12 of 1.00%
ICON Fund	1/12 of 1.00%
ICON Equity Income Fund	1/12 of 0.75%
ICON Opportunities Fund	1/12 of 0.75%
ICON Bond Fund	1/12 of 0.60%

Dated this sixth day of August, 2012 and Effective September 28, 2012.

ICON FUNDS		ICON Advisers, Inc.

By:	/s/ Erik L. Jonson	By:	/s/ Donald Salcito